                                   EXHIBIT 4.1


                          SECURED CONVERTIBLE DEBENTURE


THE SECURITIES REPRESENTED AND ISSUABLE BY THIS DEBENTURE (THE "SECURITIES") HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE 1933 ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE 1933 ACT AND APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. TRANSFER OF THE SECURITIES IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S (RULE 901 THROUGH 905 AND PRELIMINARY NOTES THERETO), PURSUANT TO REGISTRATION UNDER THE 33 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION; AND THAT HEDGING TRANSACTIONS INVOLVING THOSE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 33 ACT.



April 16, 2001                                                     $1,250,000.00


         THIS SECURED CONVERTIBLE DEBENTURE (this "Debenture") is executed and delivered, as of April 16 , 2001, by BINGO.COM, INC., a Florida corporation (the "Company"), as to $750,000 to Redruth Ventures Inc., a British Virgin Islands corporation, and as to $500,000 to Bingo, Inc., an Anguillia corporation (the "Holders").

         WHEREAS, the Holders have agreed to make a loan to the Company in an amount of $1,250,000.00 on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders hereby agree as follows:


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Section 1.                PROMISE TO PAY.

         The Company promises to pay to the Holders, pari passu, an amount equal to One Million Two Hundred Fifty Thousand United States Dollars (U.S. $1,250,000.00), together with simple interest at the fixed rate per annum (the "Interest Rate") of twelve percent (12%), with interest accruing and payable on the outstanding principal amount of this Debenture, as further set forth herein. Drawdowns of principal under this Debenture will be; US$250,000 on April 16, 2001; US$250,000 on May 1, 2001; US$250,000 on June 1, 2001; US$150,000 on July
1, 2001; US$100,000 on October 1,2001; US$100,000 on January 1, 2002; US$100,000
on April 1, 2002; and US$50,000 on July 1, 2002.


Section 2.                PAYMENT.

         (a) The Company shall pay the then outstanding principal amount of this Debenture on April 16, 2006. Interest shall accrue on the principal amount from time to time outstanding under this Debenture at the Interest Rate from the date hereof through April 16, 2003 (the "Accrued Interest Payment Date"), but such accrued interest shall not be payable until the Accrued Interest Payment Date. Thereafter, interest shall accrue at the Interest Rate and be payable on the first business day (the "Payment Date") of each succeeding quarter through and including April 16, 2006 (each such payment date being referred to herein as a "Payment Date"). All principal, accrued but unpaid interest and any other amounts due hereunder shall be due and payable at maturity on April 16, 2006.

         (b)(1) The Company shall pay the accrued interest on the Accrued Interest Payment Date and shall pay all other interest thereafter accrued, at the Company's option, in (i) cash in lawful money of United States of America,
(ii) common stock of the Company ("Company Common Stock") or (iii) a combination of both cash and Company Common Stock. Any amounts remaining unpaid on this Debenture on the maturity date hereof, whether principal, interest or other amounts due hereunder, shall be paid in full in cash on such date. Any Company Common Stock delivered to the Holder in payment of this Debenture as described above will be valued at $0.25 per share ("Valuation Price"). The Company Common Stock is listed on the OTC Bulletin Board and the Company shall take all reasonable steps to maintain such listing. Such Valuation Price shall be equitably adjusted in the case of a Corporate Event (as hereinafter defined) in the manner provided in paragraph (d) below.

         (b)(2) The Company hereby grants to the Holders an option pursuant to which the Holders will have the right, but not the obligation, to elect, until the third (3rd) anniversary of the date of this Debenture, to convert any or all of the principal amount of this Debenture into shares of Company Common Stock at a conversion price of $0.125 per share (the "Conversion Price"), exercisable by written notice to the Company. Such Conversion Price shall be equitably adjusted in the case of a Corporate Event (as hereinafter defined) in the manner provided in paragraph (d) below.

         (c) In order to make any payments on this Debenture in Company Common Stock as described above, the Company will take, until the date on which all principal and interest on this Debenture is fully repaid, all actions necessary or appropriate to reserve for issuance that number of shares of Company Common Stock sufficient to permit the Company to fulfill its obligations under this Debenture. If the Holders elects to (i) have the Company pay any portion of accrued interest (as provided in subsection (b)(1) above), principal (upon conversion) as provided for in subsection (b)(2) above on this Debenture or (ii) exercise the Warrants (as defined below) by delivering shares of Company Common Stock to the Holders, the Company shall promptly take all steps required to cause the Holders to be issued a sufficient number of shares of Company Common Stock.

         (d) If, at any time after the date hereof and prior to the date on which all principal and interest on this Debenture is paid in full, the Company effects a dividend or other distribution upon or in redemption of Company Common Stock payable in Company Common Stock, other securities or other property, a combination of outstanding shares of Company Common Stock into a smaller number of shares



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of Company Common Stock, or any reorganization, split, exchange or reclassification of Company Common Stock, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation, in such a way that holders of outstanding Company Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for Company Common Stock (any such event described in the foregoing clauses being referred to as a "Corporate Event"), then as a condition of such Corporate Event, lawful, appropriate, equitable and adequate provisions shall be made to the terms of paragraphs (b) and (c) above whereby the Holders shall thereafter be entitled to receive on each Payment Date (or, if applicable, the Accrued Interest Payment Date) (under the same terms otherwise applicable to its receipt of Company Common Stock), in lieu of or in addition to, as the case may be, the payments specified in paragraphs (b) and (c) above, such cash, stock, securities or other property which, when valued in a fair and equitable manner consistent with the purposes and intent of this Debenture and when added to the amounts being paid or Company Common Stock being issued on such Payment Date (or, if applicable, the Accrued Interest Payment Date), discharges the full amount of the accrued interest and principal (with respect to the maturity date hereof) due on such date.

          (e) All payments due hereunder, whether made in the form of cash or delivery of Company Common Stock, shall be made to each Holder's address for notices set forth below or at such other place as the Holders may designate to the Company in writing.



Section 3.                VOLUNTARY PREPAYMENT.


         The Company may prepay this Debenture in full or in part at any time, provided that any such prepayment must be made in cash, unless otherwise agreed to by the Holders. Early payments under this Debenture shall not relieve the Company of its obligation to continue to make regularly scheduled payments as required herein, but shall instead reduce the principal balance due, and the Company may be required to make fewer payments under this Debenture.



Section 4.                GRANT OF SECURITY INTEREST


         The Company hereby grants to the Holders a first priority and perfected security interest in and to all of the assets of the Company, including without limitation, all intellectual property rights of the Company (including the Company's domain name "Bingo.com"). The Company agrees to execute and deliver all documents and instruments reasonably requested by the Holders to effectuate the foregoing, including without limitation, UCC-1 financing statements.



Section 5.                REPRESENTATIONS, WARRANTIES AND COVENANTS.

         The Company represents, warrants and covenants to the Holders as of the date of this Debenture:

         (a) Organization. The Company is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Florida.

         (b) Authorization. The Company's execution, delivery and performance of this Debenture has been duly authorized and does not conflict with, and will not result in a violation of, or constitute or give rise to an event of default under, the Company's articles of incorporation or by-laws. Furthermore, the execution, delivery and performance by the Company of this Debenture does not conflict with, and will not result in a violation of, or constitute or give rise to an event of default under, any agreement or other instrument which may be binding upon the Company or under any law or governmental regulation or court



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decree or order applicable to the Company and/or its properties. The Company has the power and authority to enter into the obligations evidenced by this Debenture. The Company has the power and authority to own and to hold all of its assets and properties and to carry on its business as presently conducted. All consents and approvals required to be obtained in connection with the execution and delivery of this Debenture and the Warrants have been obtained.

         (c) Issued Shares. All shares of Company Common Stock to be delivered to the Holders pursuant to the terms of this Debenture, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid, nonassessable and free of any pre-emptive or similar rights.

         (d) Exchange Act Reports. The Company has duly filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934 ("Exchange Act Reports") since January 1, 1998. As of their respective dates, all such Exchange Act Reports filed by the Company since such date complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder applicable to such Exchange Act Reports, and none of such Exchange Act Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (e) Binding Effect. This Debenture constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         (f) Designees to the Board of Directors. As of the date of this Debenture, all necessary and appropriate corporate, stockholder and other action (including resignations) shall have been taken by the company and its stockholders to effect an increase in the Board of Directors of the Company from three (3) members to five (5) members, as of the date of this Debenture and continuing through the date on which all principal and interest on this Debenture has been fully repaid, all necessary and appropriate corporate, stockholder and other action shall be taken to result in four of such five members of the Board of Directors of the Company being designated by the Holders.

         (f) Warrants. The Company shall execute and deliver, on the date hereof, a warrant agreement (the "Warrant Agreement"), a form of which is set forth as Exhibit A hereto, providing for, among other things, the issuance to Holders of warrants (the "Warrants") to purchase an aggregate of 12,000,000 shares of Company Common Stock as 4,800,000 shares for Bingo, Inc., and 7,200,000 shares for Redruth Ventures Inc. at an exercise price of $0.25 per share. Such warrants shall be exercisable for three years from the date of this Debenture.


         The Company agrees that the foregoing representations, warranties and covenants shall be continuing in nature and shall remain in full force and effect until such time as this Debenture shall be paid in full. The Company agrees to notify the Holders immediately of any breach by the Company of any representation, warranty or agreement of the Company contained herein or should any representation, warranty or agreement made herein become untrue or false at any time. The Company further agrees to indemnify and hold the Holders harmless against any breach by the Company of any representation, warranty or covenant of the Company contained in this Debenture.



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Section 6.                REGISTRATION RIGHTS

          (a) At the Company's sole expense (except for underwriting discounts and commissions) the Company agrees to take all reasonable actions (including preparing and filing with the SEC a registration statement (the "Registration Statement") on an annual basis and the prospectus forming a part thereof) as may be necessary to have such registration statement declared effective by the SEC at the earliest date practicable and to keep such registration statement effective, and to comply with the provisions of the Securities Act of 1933 (the "Securities Act") and all applicable rules and regulations promulgated thereunder in order to permit the Holders during such period to resell or otherwise dispose of all of their Registered Shares (as defined below), without further registration of the Registered Shares under the Securities Act; provided that, before filing any such amendment or supplement, the Company will furnish the Holders with copies of all such documents proposed to be filed and will consider in good faith any written comments or suggested changes thereto made by counsel designated by the Holders. Without limiting the generality of the foregoing, the Company shall amend or supplement the Registration Statement to increase the number of shares subject to resale by the Holders thereunder in the event that the number of Registered Shares exceeds the number disclosed thereunder as being available for resale by the Holders. "Registered Shares" means all shares of Company Common Stock acquired by the Holders pursuant to the terms of this Debenture (1) exercise of the conversion option by the Holders with respect to the principal of this Debenture, (2) the Company's election to pay accrued interest in the form of shares of Company Common Stock or (3) upon exercise of the Warrants.

         (b) Following any resale by the Holders of Registered Shares pursuant to the Registration Statement, the Holders shall notify the Company of the number of Registered Shares sold and the date thereof. Nothing herein shall be deemed to require the Holders to notify the Company of any sale of Registered Shares pursuant to Rule 144 and Regulations promulgated under the Securities Act, an exemption from the registration requirements of the Securities Act or any other means (other than pursuant to the Registration Statement).

         (c) The Company agrees to take all other reasonable steps to ensure that the Holder's resale of Registered Shares under the Registration Statement is effected in accordance with the Securities Act and the regulations promulgated thereunder, including:

                  (i) promptly filing all Exchange Act Reports as may be necessary to update the information relating to the Company included in the Registration Statement;

                  (ii) promptly furnishing to the Holders such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement and such other documents as the Holders may reasonably request in order to facilitate the disposition of Registered Shares;

                  (iii) using its reasonable efforts to register or qualify the resales under state securities or "blue sky" laws and taking any and all other acts that may be necessary or advisable to enable the Holders to consummate such resales in such jurisdictions, provided however, that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or subject itself to taxation in any such jurisdiction; notifying the Holders, at any time when a prospectus relating thereto is required to be delivered by the Holders under the Securities Act in connection with a resale of Registered Shares, of the occurrence of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Holders, preparing a supplement or amendment to such prospectus or file an Exchange Act Report so that, as thereafter delivered to the purchasers of such stock, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;



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                  (iv) otherwise using its reasonable commercial efforts to
         comply with all applicable rules and regulations of the SEC; and

                  (v) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Company Common Stock registered under such Registration Statement for sale in any jurisdiction, using its reasonable commercial efforts promptly to obtain the withdrawal of such order.



Section 7.                MERGER.

         Notwithstanding any provision herein to the contrary, the Company shall not consolidate or merge into or with any other person unless such person expressly assumes all of the obligations of the Company under this Debenture.



Section 8.                DEFAULT.

         The following actions and/or inactions shall constitute events of default under this Debenture:

         (a) Default Under This Debenture. Should the Company (i) default in the payment of any installment of principal or interest as and within five (5) days of when due, (ii) default in the payment of any other amount due under this Debenture as and when due or (iii) default in the performance of any other covenant, condition or agreement (including a Holder's conversion option) contained in this Debenture or the Warrant Agreements and such default shall remain unremedied fifteen (15) days after the occurrence thereof.

         (b) Default in Favor of Third Parties. Should the Company default under any loan, extension of credit, security agreement, purchase or sales agreement or any other agreement in favor of any other creditor or person that materially impairs the ability of the Company to perform its obligations hereunder.

         (c) Insolvency. Should the suspension, failure or insolvency, however evidenced, of the Company occur or exist.

         (d) Readjustment of Indebtedness. Should proceedings for readjustment of indebtedness, reorganization, bankruptcy, composition or extension under any insolvency law be brought by or against the Company, unless, if brought against the Company, such proceedings are dismissed within sixty (60) days after the filing thereof.

         (e) Assignment for Benefit of Creditors. Should the Company file proceedings for a respite from or make a general assignment for the benefit of creditors.

         (f) Receivership. Should a receiver of all or any material portion of the property or assets of the Company be applied for or appointed.

         (g) Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of the Company be commenced.

         (h) False Statements. Should any representation, warranty or material statement of the Company made in writing in connection with the obligations evidenced by this Debenture prove to be incorrect or misleading in any material respect when made.



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Section 9.                HOLDERS' RIGHTS UPON DEFAULT.


         Should any one or more events of default occur or exist under this Debenture as provided above, the Holders shall have the right, at their sole option, to formally declare this Debenture to be in default and to accelerate the maturity and insist upon immediate payment in full in cash of the principal balance then outstanding under this Debenture plus accrued interest, together with reasonable attorney's fees, costs, expenses and other fees and charges as provided herein.



Section 10.                WAIVERS.


         The Company hereby waives presentment for payment, protest, notice of protest and notice of nonpayment. The Company agrees that the Holders acceptance of payment other than in accordance with the terms of this Debenture, or the Holders subsequent agreement to extend or modify such repayment terms, or the Holder's failure or delay in exercising any rights or remedies granted to the Holders, shall not have the effect of releasing the Company from its obligations to the Holders. In addition, any failure or delay on the part of the Holders to exercise any of the rights and remedies granted to the Holders shall not have the effect of waiving any of the Holders' rights and remedies. Any partial exercise of any rights and/or remedies granted to the Holders shall furthermore not be construed as a waiver of any other rights and remedies, it being the Company's intent and agreement that the Holders' rights and remedies shall be cumulative in nature. The Company further agrees that, should any event of default occur or exist under this Debenture, any waiver or forbearance on the part of the Holders to pursue the rights and remedies available to the Holders shall be binding upon the Holders only to the extent that the Holders specifically agree to any such waiver or forbearance in writing. A waiver or forbearance on the part of the Holders as to one event of default shall not be construed as a waiver or forbearance as to any other event of default.



Section 11.                ATTORNEYS' FEES.


         If the Holders refer this Debenture to an attorney for collection, or files suit against the Company to collect this Debenture, or if the Company files for bankruptcy or other relief from creditors, the Company agrees to pay the Holders' reasonable attorneys' fees. In addition, the Company shall reimburse the Holders for all fees and expenses of the Holders' outside counsel incurred in connection with the preparation, negotiation, execution and delivery of this Debenture.



Section 12.                NOTICES.


         Any notice or demand which, by provision of this Debenture, is required or permitted to be served by one party hereto to or on the other party hereto shall be deemed to have been sufficiently given and served for all purposes (if mailed) three (3) calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one (1) business day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address is given in writing by one party hereto to the other party hereto) as follows:




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         If to the Company:

                  Bingo.com, Inc.
                  Suite C200, 4223 Glencoe Avenue
                  Marina del Ray, California
                  90292


         If to the Holders:

                  Redruth Ventures Inc.
                  3076 Francis Drake's Highway
                  P.O. Box 3463 Road Town, Tortola, BVI

                  Bingo, Inc.
                  The Hansa Bank Building
                  P.O. Box 727, Landsome Road
                  The Valley, Anguilla, B.W.I.



Section 13.                GOVERNING LAW.


         The Company agrees that this Debenture and the obligations evidenced hereby shall be governed under the laws of the State of Florida.



Section 14.                SUCCESSOR AND ASSIGNS LIABLE.


         The Company's obligations and agreements under this Debenture shall be binding upon the Company's successors and permitted assigns. The rights and remedies granted to the Holders under this Debenture shall inure to the benefit of the Holders' respective successors and assigns, as well as to any subsequent holder or holders of this Debenture.



Section 15.                CAPTION HEADINGS.


         Caption headings of the sections of this Debenture are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Debenture, whenever the context so requires, the singular includes the plural and the plural also includes the singular.



Section 16.                SEVERABILITY.


         If any provision of this Debenture is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Debenture and the balance of this Debenture shall be interpreted as if the deleted provision never existed.



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Section 17                 RESTRICTIONS ON SECURITIES


The Holders acknowledge that this Debenture and the shares of the Company's Common Stock issuable by the Company pursuant to the terms and conditions as set out in this Debenture have not been registered under the Securities Act and are being issued under Section 4(2) of the Act and Regulation S (Rule 901 through Rule 905 and Preliminary Notes thereto) promulgated under the Securities Act, and as such transfer is prohibited except in accordance with the provisions of Regulation S (Rule 901 through Rule 905 and Preliminary Notes thereto), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act.


         IN WITNESS WHEREOF, the Company and the Holders have each duly executed this as of the date first written above.

                                      COMPANY:

                                      BINGO.COM, INC.

                                      By:  /S/  Shane Murphy
                                         ---------------------------------------
                                         Name:  Shane Murphy
                                         Title: President and CEO

                                      HOLDERS:

                                      BINGO, INC.

                                      By:  /S/  Donald Curtis
                                         ---------------------------------------
                                         Name:  Donald Curtis
                                         Title: Director


                                      REDRUTH VENTURES INC.

                                      By:  /S/  Mitch White
                                         ---------------------------------------
                                         Name:  Mitch White
                                         Title: Officer





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